Exhibit 99.1

Contact:
Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(704) 948-2617

Orthofix International Announces
Management Change

  •   Timothy Adams resigns as Company’s CFO
  •   The Company also reiterates Q108 revenue guidance of $120-$124 million; announces date for Q108 earnings call

HUNTERSVILLE, N.C., Apr. 4, 2008—Orthofix International N.V. (NASDAQ: OFIX) announced today that Timothy Adams has resigned his position as the company’s Chief Financial Officer (CFO) effective as of April 30, 2008.

Tom Hein, who served as Orthofix’s CFO for eight years prior to Mr. Adams, and has remained with the Company as Executive Vice President of Finance, has agreed to assume the duties and responsibilities of the CFO in the interim period during the Company’s search for a new CFO.

Separately, Orthofix also reiterated its previously announced revenue guidance of $120-$124 million for the first quarter of 2008.  The Company announced that it will host a conference call and webcast on Thursday, May 1st at 11:00 AM Eastern time to discuss the Company’s financial results for the first quarter of 2008, which will be released at approximately 8:30 AM that same day.

Interested parties may access the conference call by dialing (866) 626-7622 in the U.S. and Canada and (706) 758-3283 outside the U.S., and entering the conference ID 42443650. A replay of the call will be available for one week by dialing (800) 642-1687 in the U.S. and (706) 645-9291 outside the U.S., and entering the conference ID 42443650. A webcast of the conference call may be accessed by going to the company’s website at www.orthofix.com, clicking on the investors link and then the Webcasts and Presentations page.

About Orthofix International, N.V.

Orthofix International N.V., a global diversified orthopedic products company, offers a broad line of minimally invasive surgical, as well as non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages, helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons, hospitals and patients via Orthofix’s sales representatives and its subsidiaries, including Breg, Inc. and Blackstone Medical, Inc.  In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, the Cleveland Clinic Foundation, and the National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

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